Exhibit 99.3


Contact:                                                            NEWS RELEASE
David A. Buzen
Chief Financial Officer
Catherine C. Bailey
Director of Communications
212-974-0100


                         CAPITAL RE CORPORATION'S BOARD
                         RECEIVES REVISED OFFER FROM ACE
                      AND DEEMS IT "AT LEAST AS FAVORABLE"
                             AS ORIGINAL XL PROPOSAL

                           BOARD ALSO RECEIVES REVISED
                        $14.00 PER SHARE PROPOSAL FROM XL
        ---------------------------------------------------------------

NEW YORK, NY, October 19, 1999 - - Capital Re Corporation (NYSE: KRE) announced that it had received a new offer from ACE Limited (the "New Revised ACE Offer"), revising ACE's previous offer which was received by Capital Re's Board on October 15, 1999 and described in an announcement dated October 15, 1999. Under the New Revised ACE Offer, ACE would acquire each common share of Capital Re stock for 6/10ths (0.6) of an ACE ordinary share plus an amount of cash equal to the greater of $1.45 per share or such amount as would give Capital Re shareholders $13.00 per share in value (but not to exceed $4.68 per share in cash). Additionally, the previous maximum value to Capital Re shareholders of $22.00 per share has been eliminated. In all other material respects, the New Revised ACE Offer is the same as the ACE offer described in Capital Re's announcement dated October 15, 1999. At a meeting held yesterday, Capital Re's Board of Directors formally determined that the New Revised ACE Offer was "at least as favorable" to XL Capital's offer of $13.00 per share in cash under the terms of the original merger agreement with ACE dated June 10, 1999 (the "Original ACE Agreement").

Further, Capital Re's Board has also received a revised XL proposal (the "Revised XL Offer"), which offers cash merger consideration of $14 per share to Capital Re shareholders and is otherwise identical to XL's prior offer. Capital Re's Board of Directors has notified ACE of the Revised XL Offer. ACE has five business days to respond to the Revised XL Offer if it wishes.


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The Capital Re Board has not yet determined whether the New Revised ACE Offer is as favorable as XL's $14.00 per share offer.

Capital Re is a specialty reinsurance group providing innovative solutions to problems of financial risk and management. Capital Re's two principal divisions, financial guaranty and financial risk, are engaged in the business of municipal and non-municipal financial guaranty reinsurance, mortgage guaranty reinsurance, title reinsurance, trade credit reinsurance and financial solutions.

The statements contained in this release and statements that the Company may make orally in connection with this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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